Exhibit 99.1

CytomX Announces Year-End 2015 Financial Results

SOUTH SAN FRANCISCO, Calif., March 7, 2016 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today reported year-end 2015 financial results.

As of December 31, 2015, CytomX had cash and cash equivalents and short-term investments of $186.7 million. The Company expects net cash utilization of $45.0 to $50.0 million in 2016. The Company believes that, based upon its current operating plan, its existing capital resources will be sufficient to fund its anticipated operations through 2018.

Year-End 2015 Financial Results

Cash, cash equivalents and investments totaled $186.7 million as of December 31, 2015, compared to $64.4 million as of December 31, 2014. The increase reflects net proceeds of $74.4 million received from the issuance of redeemable convertible preferred stock and $81.8 million in connection with the initial public offering in October 2015.

Research and development expenses were $28.4 million for the year ended December 31, 2015, compared to $28.3 million for the year ended December 31, 2014. Increases of $7.6 million in lab services and supplies expenses related to advancement of our product pipeline and $4.1 million in personnel-related expenses due to an increase in headcount were offset by a decrease of $12.8 million due to expense attributable to the formation of our ImmunoGen collaboration in 2014.

General and administrative expenses were $12.6 million for the year ended December 31, 2015, compared to $6.5 million for the year ended December 31, 2014. The increase was attributable to $4.3 million in additional personnel-related expenses due to an increase in headcount and $1.6 million in additional consulting and professional service expenses due primarily to preparation for the Company’s initial public offering.

About CytomX Therapeutics

CytomX is an oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The company uses the platform to create development-stage proprietary cancer immunotherapies against clinically-validated targets, as well as to develop first-in-class investigational cancer therapeutics against novel targets. CytomX believes that its Probody platform has the potential to improve the combined efficacy and safety profile of monoclonal antibody modalities, including cancer immunotherapies, antibody drug conjugates and T-cell-recruiting bispecific antibodies. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues. Investigational Probody therapeutics are being developed that address clinically-validated cancer targets in immuno-oncology, such as PD-L1, against which clinical candidate CX-072 is directed, as well as novel targets, such as CD-166, that are difficult to drug without causing damage to healthy tissues, or toxicities. In addition to its proprietary programs, CytomX is collaborating with strategic partners including Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center, and ImmunoGen, Inc. For more information, visit www.cytomx.com.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements. Our Probody platform is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Applicable risks and uncertainties include those relating to our preclinical research and development and other risks identified under the heading "Risk Factors" included in our filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Communications Contact:
Canale Communications
Ian Stone
ian@canalecomm.com
619-849-5388

Investor Contact:
Trout Group
Pete Rahmer
prahmer@troutgroup.com
646-378-2973